Exhibit 99.1

Cherokee Global Brands Appoints John T. McClain to Board of Directors as Independent Director, Chairman of Audit Committee

SHERMAN OAKS, CA (September 14, 2017) — Cherokee Global Brands (NASDAQ: CHKE), a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands, today announced that it has appointed John T. McClain to the Company’s Board of Directors. Mr. McClain will serve as an independent director of the Company and Chair the Board’s Audit Committee effective immediately.

“John is the perfect addition to our Board,” commented Henry Stupp, Chief Executive Officer of Cherokee Global Brands. “Having served in various C-level and senior-advisory roles across a number of publicly traded and apparel enterprises, John brings extensive financial and industry acumen.  We look forward to working closely with John and with the rest of the Board, to scale our brands, enhance productivity and grow profitably.”

Robert Galvin, Chairman of Cherokee Global Brands Board of Directors, commented, “On behalf of Cherokee’s Board of Directors, I am pleased to welcome John McClain to our Board. John will join our audit committee as chairperson and we look forward to leveraging his insights and strong financial skills as we continue to strengthen our financial discipline. As always, our mission is to increase long-term value for our shareholders.”

Mr. McClain currently serves on two publicly-traded Board of Directors including Lands’ End, Inc. (NASDAQ: LE) and Seritage Growth Properties (NYSE: SRG), and is a former Board member of Nine West Holdings, Inc. Mr. McClain is former Chief Financial Officer of Linblad Expeditions Holdings Inc., from 2015 to 2016, and The Jones Group, formerly Jones Apparel Group, from 2007 to 2014.  Prior to Jones, Mr. McClain served as Chief Accounting Officer at Avis Budget Group.  McClain is a Certified Public Accountant and holds a Bachelor of Science from Lehigh University in Bethlehem, Pennsylvania.

“I’m delighted to join Cherokee Global Brands Board of Directors,” commented Mr. McClain. “The Cherokee team has a compelling vision for the future of their brand portfolio and I look forward to helping guide that strategic direction at the board level while contributing my learnings as a CFO and from serving on other boards.”

About Cherokee Inc.

Cherokee is a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands including Cherokee®, Carole Little®, Tony Hawk® Signature Apparel and Hawk Brands®, Liz Lange®, Everyday California®, Sideout®, Hi-Tec®, Magnum®, 50 Peaks®, Interceptor® and Flip Flop Shops®, a leading franchise retail chain, across multiple consumer product categories and retail tiers around the world. The Company currently maintains license and franchise agreements with leading retailers and manufacturers that span over 110 countries in 12,000 retail locations and digital commerce.

Safe Harbor Statement

This news release may contain forward-looking statements regarding future events and the future performance of Cherokee. Forward-looking statements in this press release include, without limitation, statements regarding: the Company’s financial performance outlook for the full fiscal year 2018; the anticipated results of its business development efforts with respect to Cherokee, Hi-Tec, Magnum and Flip Flop Shops; the anticipated impact of the additions to its accounting staff; the anticipated resolution of the defaults under the Cerberus credit facility; and anticipated market developments and opportunities.  A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and is based on currently available market, operating, financial and competitive information and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected, including, among others, risks that: the Company and its partners will not achieve the results anticipated in the statements made in this release; the Company will not be able to obtain a waiver or amendment of the Cerberus credit facility on reasonable terms or at all; that Cerberus will exercise its rights under the credit facility to accelerate repayment of the loan and foreclose on the collateral securing the loan; the anticipated benefits of the Hi-Tec acquisition will not be achieved; global economic conditions and the financial condition of the apparel and retail industry and/or adverse changes in licensee or consumer acceptance of products bearing the Company’s brands may lead to reduced royalties; the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee®, Hi-Tec®, Magnum®, 50 Peaks®, Interceptor®, Carole Little®, Tony Hawk® and Hawk Brands®, Liz Lange®, Everyday California® and Sideout® branded products could cause our results to differ from our anticipations; the Company’s dependence on a select group of licensees for most of the Company’s revenues makes us susceptible to changes in those organizations; and the Company’s dependence on its key management personnel could leave us exposed to disruption on any termination of service.   The risks included here are not exhaustive. Other risks and uncertainties are described in our annual report on Form 10-K filed on May 18, 2017, its periodic reports on Forms 10-Q and 8-K, and subsequent filings with the SEC we make from time to time, including the preliminary prospectus supplement that we filed in connection with the offering described herein. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Cherokee Global Brands

Jason Boling, CFO

818-908-9868

Addo Investor Relations

Laura Bainbridge/Patricia Nir

310-829-5400